                                                                     Exhibit 4.3










                               NETWORK PLUS CORP.


                   CERTIFICATE OF DESIGNATIONS OF THE POWERS,
                PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
                    AND OTHER SPECIAL RIGHTS OF [ ]% SERIES A
                   CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF




                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware



                  Network Plus Corp. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") by its Restated Certificate of Incorporation, as amended (hereinafter referred to as the "Restated Certificate of Incorporation"), and pursuant to the provisions of Sections 141(c)(2) and 151 of the General Corporation Law of the State of Delaware, said Board of Directors is authorized to issue Preferred Stock of the Company in one or more series and has duly approved and adopted the following resolution on [ ], 2000 (the "Resolution"):

                  RESOLVED that, pursuant to the authority vested in the Board of Directors by its Restated Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of [ ]% Series A Cumulative Convertible Preferred Stock, par value $.01 per share, with a liquidation preference of $500 per share, consisting of 500,000 shares having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Restated Certificate of Incorporation and in this Resolution as follows:

         (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the "[ ]% Series A Cumulative Convertible Preferred Stock" (the "Convertible Preferred Stock"). The number of shares constituting the Convertible Preferred Stock shall be 500,000. The liquidation preference of the Convertible Preferred Stock shall be $500 per share (the "Liquidation Preference").

           Capitalized terms used herein but not defined shall have the meanings assigned to them in paragraph (o).

         (b) Rank. The Convertible Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank

         (i) junior to all of the Company's existing and future indebtedness and other obligations;
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                                                                               2


         (ii) on parity with any other class of Capital Stock or preferred shares established by the Company after [ ], 2000, the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend distribution and distributions upon liquidation, winding-up and dissolution of the Company, or "parity" securities; and

         (iii) senior to all classes of Common Stock and to each other class of Capital Stock of the Company or series of preferred stock of the Company established after [ ], 2000, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company, or "junior" securities.

                  The Company may not, without the affirmative vote or consent of the holders of at least 662/3% of the outstanding shares of Convertible Preferred Stock, authorize, create, by way of reclassification or otherwise or issue any class or series of Capital Stock of the Company ranking senior to the Convertible Preferred Stock, or "senior" securities, or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any senior securities.

         (c) Dividends. (i) Holders of the outstanding shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on each share from the Issue Date of the Convertible Preferred Stock accumulating at the rate of $[ ] per share of Convertible Preferred Stock per annum, or $[ ] per share of Convertible Preferred Stock per quarter, payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year (each, a "Dividend Payment Date") or, if any such date is not a business day, on the next succeeding business day, to the holders of record as of the next preceding March 15, June 15, September 15 and December 15 (each, a "Record Date"). Accumulated but unpaid dividends, if any, may be paid on such dates as determined by the Board of Directors. Dividends will be payable in cash except as set forth below. The first dividend payment of $[ ] per share of Convertible Preferred Stock will be payable on July 1, 2000.

                  (ii) All dividends on the Convertible Preferred Stock, to the extent accumulated, shall be cumulative, whether or not earned or declared, on a daily basis from the last date through which dividends have been paid or, if no dividends have been paid, from the Issue Date. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the quarter to which they relate. Accumulated unpaid dividends will accrue and cumulate at a rate of [ ]% per annum. The Company will take all reasonable actions required or permitted under Delaware law to permit the payment of dividends on the Convertible Preferred Stock.

                  (iii) Any dividend on the Convertible Preferred Stock shall be, at the option of the Company, payable (A) in cash, (B) through the issuance of a number of shares (rounded up or down to the nearest whole number) of Common Stock (hereinafter referred to as "Dividend Common Stock") determined as set forth in the next paragraph or (C) a combination thereof.

                  (iv) Dividends may, at the option of the Company, be paid in Common Stock. If the Company elects to pay any dividend with Dividend Common Stock, the
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                                                                               3


Company will give the Holders of the Convertible Preferred Stock 10 trading days (as defined herein) notice prior to the related Dividend Payment Date. If the Company elects to pay any dividend with Dividend Common Stock, the number of shares of Dividend Common Stock to be distributed will be calculated by dividing the amount of such dividend otherwise payable in cash by 95% of the arithmetic average of the closing price (as defined below) for the 5 trading days preceding the Dividend Payment Date. The Convertible Preferred Stock will not be redeemable unless all dividends accrued through such redemption date shall have been paid in full. The Company shall not be required to declare or pay a dividend if another person, including, without limitation, any of its Subsidiaries, pays an amount to the Holders of the Convertible Preferred Stock equal to the amount of such dividend on the Company's behalf and, in such event, the dividend will be deemed paid for all purposes.

                  (v) All dividends paid with respect to shares of the Convertible Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the holders entitled thereto.

                  (vi) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock. Unless all dividends on all outstanding shares of Convertible Preferred Stock due for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then:

         (A) no dividend, other than a dividend payable solely in shares of junior securities or options, warrants or rights to purchase junior securities, shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of junior securities;

         (B) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of junior securities;

         (C) no shares of junior securities shall be purchased, redeemed or otherwise acquired or retired for value, excluding an exchange for shares of other junior securities or a purchase, redemption or other acquisition from the proceeds of a substantially concurrent sale of junior securities, by the Company or any Subsidiary; and

         (D) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of junior securities by the Company or any Subsidiary.

                  Holders of the Convertible Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends as herein described.

                  (iv) The Company will not (A) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior securities or (B) redeem, purchase or otherwise acquire for consideration any junior securities through a sinking fund or otherwise, unless (1) all accrued and unpaid dividends with respect to
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                                                                               4


the Convertible Preferred Stock and any parity securities at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (2) sufficient funds have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Convertible Preferred Stock and any parity securities. Notwithstanding anything in this Certificate of Designations to the contrary, the Company may declare and pay dividends on parity securities which are payable solely in additional shares of or by the increase in the liquidation value of parity securities or junior securities or on junior securities which are payable in additional shares of or by the increase in the liquidation value of junior securities, as applicable, or repurchase, redeem or otherwise acquire junior securities in exchange for junior securities and parity securities in exchange for parity securities or junior securities.

                  (v) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on the Business Day immediately prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

                  (vi) Dividends payable on the Convertible Preferred Stock for any period other than a Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. If a Dividend Payment Date is not a Business Day, payment of dividends shall be made on the next succeeding Business Day and dividends accruing for the intervening period shall be paid on the next succeeding Dividend Payment Date.

         (d) Liquidation Preference. (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment in full of the Liquidation Preference (and any accumulated and unpaid dividends) on any senior securities, Holders of Convertible Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, on an equal basis with the holders of any outstanding parity securities, the Liquidation Preference of the outstanding shares of Convertible Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (whether or not earned or declared) thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up that would have been payable had the Convertible Preferred Stock been the subject of a redemption on such date pursuant to paragraph (e)(i)) before any distribution is made on any junior securities. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Convertible Preferred Stock and all parity securities are not paid in full, the Convertible Preferred Stock and the parity securities will share equally and ratably (in proportion to the respective amounts that would be payable on such shares of Convertible Preferred Stock and the parity securities, respectively, if all amounts payable thereon had been paid in full) in any distribution of assets of the Company to which each is entitled. After payment of the full amount of the Liquidation Preference of the outstanding shares of Convertible Preferred Stock (and, if applicable, an amount equal to a prorated dividend), the Holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.
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                                                                               5


                  (ii) For the purposes of this paragraph (d), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company unless such sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with a liquidation, dissolution or winding up of the affairs of the Company or a reduction or decrease in Capital Stock.

         (e) Redemption. (i) Optional Redemption. (A) The Convertible Preferred Stock shall not be redeemable at the option of the Company prior to April 10, 2005. On or after April 10, 2005, each share of the Convertible Preferred Stock may be redeemed (subject to the legal availability of funds therefor) at any time, in whole or in part, at the option of the Company, at the redemption prices set forth below (expressed as percentages of the Liquidation Preference thereof) plus, without duplication, an amount equal to all accrued and unpaid dividends to the "redemption effective date", upon not less than 15 nor more than 60 days prior written notice, during the 12-month period commencing on
[       ] of each of the years set forth below:


                                                                Redemption
Year                                                              Price
----                                                              -----
2005.........................................                       %
2006.........................................                       %
2007.........................................                       %
2008.........................................                       %
2009.........................................                       %
2010.........................................                       %
2011.........................................                       %
2012.........................................                       %


                  If any date set forth above is not a Business Day then the period beginning on that day will start on the next succeeding Business Day.

                  (B) In the case of a redemption date falling after a Record Date and prior to the related Dividend Payment Date, the Holders of the Convertible Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares following such record date. Except as provided for in the preceding sentence, no payment or allowance will be made for accrued dividends on any shares of Convertible Preferred Stock called for redemption.

                  (C) The Company must give the Holders of the Convertible Preferred Stock 30 days' prior notice of its intention to satisfy the Company's redemption payment obligation by delivering Common Stock instead of cash.

                  (ii) Procedure for Redemption. (A) The "redemption effective date" will be a Business Day specified as such date in the Redemption Notice (as defined below). On the redemption effective date:
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                                                                               6


         (1) all consideration to be paid as part of the redemption price will become payable,

         (2) all dividends on the Convertible Preferred Stock to be redeemed will cease to accrue, and

         (3) the right to convert the Convertible Preferred Stock to be redeemed will cease at the close of business.

                  (B) As described below, if any shares of Common Stock are to be delivered as part of the redemption price,

         (1) the number of shares of Common Stock to be delivered will be determined on the basis of 95% of the average of the closing market prices of those shares for the 10 "trading days", which is each Monday, Tuesday, Wednesday, Thursday or Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market, following the redemption effective date, and

         (2) those shares will be deliverable on the 14th trading day following the redemption effective date.

                  (C) With respect to a redemption pursuant to paragraph (e)(i), the Company will send a written notice of redemption by first class mail to each Holder of shares of Convertible Preferred Stock, not fewer than 30 days nor more than 60 days prior to the Redemption Date at its registered address (the "Redemption Notice"); provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Convertible Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. Each Redemption Notice must specify:

         (1)  the redemption effective date,

         (2)  the redemption price,

         (3)  the form of consideration to be paid, and

         (4) if any portion of the redemption price is to be paid by the delivery of Common Stock, the method for determining the applicable average market value and the date on which the shares of Common Stock will be deliverable.

                  In the case of any partial redemption, the Company will select the shares of Convertible Preferred Stock to be redeemed on a pro rata basis, by lot or any other method that the Company believes is fair and appropriate, provided that the Company may redeem all shares held by Holders of fewer than 100 shares of Convertible Preferred Stock following such redemption, prior to the Company's redemption of other Convertible Preferred Stock.

                  If the redemption effective date falls after a dividend payment record date and before the related Dividend Payment Date, the Holders of Convertible Preferred

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Stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date, even if those shares are redeemed after that dividend payment record date.

                  The number of shares of Common Stock to be delivered to the Holders of Convertible Preferred Stock will be the amount of the redemption payment divided by the market price of the Common Stock, determined as described in this subsection (C).

                  (D) Each holder of Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price for such shares shall be payable to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (E) Mandatory Redemption. Unless it has already been redeemed or converted, the Company will be required to redeem the Convertible Preferred Stock on April 1, 2012 at a redemption price equal to 100% of the Liquidation Preference, together with accumulated and unpaid dividends to the mandatory redemption date.

                  (F) Repurchase at the Option of Holders. If the Company experiences a change of control, unless the Company has delivered a Redemption Notice in connection with the Convertible Preferred Stock pursuant to the provisions described above, each holder of Convertible Preferred Stock will have the right to require the Company to repurchase all or any part of the holder's Convertible Preferred Stock pursuant to an offer (the "change of control offer"), on the terms set forth herein. In the change of control offer, the Company will offer a payment in cash equal to 100% of the Liquidation Preference of Convertible Preferred Stock repurchased plus all accumulated and unpaid dividends and liquidated damages, if any, thereon, to the date of purchase, subject to the right of holders of record on the relevant record date to receive dividends due on the relevant dividend payment date. Within 30 days following any change of control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the change of control and offering to repurchase Convertible Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Certificate of Designations and described in such notice.

                  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of the Convertible Preferred Stock as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of this Certificate of Designations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions herein by virtue of such conflict.

                  On the date scheduled for payment of the Convertible Preferred Stock, the Company will, to the extent lawful:

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-        accept for payment all Convertible Preferred Stock or portions thereof properly tendered;

- deposit with the Transfer Agent an amount of consideration equal to the change of control payment in respect of all Convertible Preferred Stock or portions thereof so tendered; and

- deliver or cause to be delivered to the Transfer Agent for cancellation the Convertible Preferred Stock so accepted together with an officers' certificate stating the aggregate Liquidation Preference of the Convertible Preferred Stock or portions thereof being purchased by the Company.

                  The Transfer Agent will promptly mail to each Holder of shares of Convertible Preferred Stock so tendered the applicable payment for those shares of Convertible Preferred Stock, and the Transfer Agent will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Convertible Preferred Stock certificate equal in liquidation preference to any unpurchased portion of the Convertible Preferred Stock surrendered, if any.

                  Prior to complying with any of the provisions of the change of control covenant, but in any event within 90 days following a change of control, the Company will either repay all outstanding obligations under the Existing Credit Facility or the Senior Secured Credit Facilities or obtain the requisite consents, if any, under all agreements governing the Company's outstanding indebtedness to permit the repurchase of Convertible Preferred Stock required by this repurchase obligation. The Company will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

                  The provisions described above that require the Company to make a change of control offer (as defined herein) following a change of control (as defined herein) will be applicable regardless of whether any other provisions of this Certificate of Designations are applicable.

                  The Company will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designations applicable to a change of control offer made by the Company and purchases all Convertible Preferred Stock validly tendered and not withdrawn under such change of control offer.

                  The provisions under this Certificate of Designations relating to the Company's obligation to make an offer to repurchase the Convertible Preferred Stock as a result of a change of control may be waived or modified with the written consent of the holders of 662/3% of the Convertible Preferred Stock.

                  A "change of control" means:

- a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Hale Family; provided, however, that the Hale Family may not engage in such a transaction that would result in the Company no longer being subject to the periodic reporting requirements under the Exchange

         Act without such transaction being deemed a change of control) becomes the ultimate "beneficial owner" (as defined in Rule 13-d under the Exchange Act without such transaction being deemed a change of control) of more than 50% of the total voting power of the Company's "voting stock" on a fully diluted basis; or

- Individuals who on the effective date of the Certificate of Designations constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by stockholders was approved by a vote of at least 662/3% of the members of the Board of Directors then in office who either were members of the Board of Directors on the closing date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

                  There shall be no change of control if either the closing price of the Common Stock exceeds 105% of the effective conversion rate at the time of the announcement of the change of control or all of the consideration received by the holders of Common Stock in a transaction that gives rise to the change of control is publicly-traded common stock.

                  (f) Voting Rights. (A) The holders of Convertible Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (B) and (C) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

                  (B) (1) If dividends on the Convertible Preferred Stock are in arrears and unpaid for six or more Dividend Periods, whether or not consecutive, together with any event with a similar effect pursuant to the terms of any series of preferred stock upon which like rights have been conferred, which is referred to as a "Voting Rights Triggering Event", then the number of directors constituting the Board of Directors will, subject to paragraph (f)(B)(5), be increased by two directors, unless previously increased pursuant to the terms of any other series of preferred stock upon which like rights have been conferred, and the Holders of the then outstanding shares of Convertible Preferred Stock (together with the holders of parity securities upon which like rights have been conferred and are exercisable), voting separately and as a class, shall have the right and power to elect to serve on the Board of Directors such two additional members to the Board of Directors, unless previously increased pursuant to the terms of any other series of preferred stock upon which like rights have been conferred.

                  (2) The voting rights set forth in paragraph (f)(B)(1) above will continue until such time as all dividends in arrears on the Convertible Preferred Stock are paid in full, at which time the term of any directors elected pursuant to the provisions of paragraph (f)(B)(1) above (subject to the right of holders of any other Preferred Stock to elect directors pursuant to the terms of the instruments governing such Preferred Stock) shall terminate forthwith and the number of directors constituting the Board of Directors shall be decreased by such number (until the occurrence of any subsequent Voting Rights Triggering Event). The right to elect directors upon a Voting Rights Triggering Event will expire when the number of shares of Convertible Preferred Stock outstanding is reduced to 83,333 or less.

                  At any time after voting power to elect directors shall have become vested and be continuing in the holders of Convertible Preferred Stock (together with the holders of parity securities upon which like rights have been conferred and are exercisable) pursuant to paragraph
         (f)(B)(1) hereof, or if vacancies shall exist in the offices of directors elected by such holders, a proper officer of the Company may, and upon the written request of the holders of record of at least 25% of the shares of Convertible Preferred Stock then outstanding or the holders of 25% of the shares of parity securities then outstanding upon which like rights have been confirmed and are exercisable addressed to the secretary of the Company shall, call a special meeting of the Holders of Convertible Preferred Stock and the holders of such parity securities for the purpose of electing the directors which such holders are entitled to elect pursuant to the terms hereof; provided, however, that no such special meeting shall be called if the next annual meeting of stockholders of the Company is to be held within 60 days after the voting power to elect directors shall have become vested, in which case such meeting shall be deemed to have been called for such next annual meeting. If such meeting shall not be called by a proper officer of the Company within 20 days after personal service to the secretary of the Company at its principal executive offices, then the Holders of record of at least 25% of the outstanding shares of Convertible Preferred Stock or the holders of 25% of the shares of parity securities upon which like rights have been confirmed and are exercisable may designate in writing one of their members to call such meeting at the expense of the Company, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any holder of Convertible Preferred Stock or such parity securities so designated shall have, and the Company shall provide, access to the lists of holders of Convertible Preferred Stock and the holders of such parity securities to be called pursuant to the provisions hereof. If no special meeting of the Holders of Convertible Preferred Stock and the holders of such parity securities is called as provided in this paragraph (f)(B), then such meeting shall be deemed to have been called for the next annual meeting of stockholders of the Company or special meeting of the holders of any other Capital Stock of the Company.

                  (3) At any meeting held for the purposes of electing directors at which the Holders of Convertible Preferred Stock (together with the holders of parity securities upon which like rights have been conferred and are exercisable) shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the holders of at least a majority in voting power of the outstanding shares of Convertible Preferred Stock (and such parity securities) shall be required to constitute a quorum thereof.

                  (4) Any vacancy occurring in the office of a director elected by the Holders of Convertible Preferred Stock (and such parity securities) may be filled by the remaining director elected by the Holders of Convertible Preferred Stock (and such parity securities) unless and until such vacancy shall be filled by the Holders of Convertible Preferred Stock (and such parity securities).

                  (5) If an event occurs at any time that results in the holders of any parity securities having voting rights to elect directors to the Board of Directors, then holders of Convertible Preferred Stock shall, whether or not such event otherwise constitutes a Voting Rights Triggering Event pursuant to paragraph
         (f)(B)(1), have the voting rights set forth in paragraphs (f)(B)(1) and
         (f)(B)(2), and such event shall be deemed (for purposes of this paragraph (f) only) to constitute a Voting Rights Triggering Event. In addition, in the event that during a time in which directors elected by the holders of Convertible Preferred Stock pursuant to this paragraph
         (f)(B) are serving on the Board of Directors ("Previously-Elected Directors") an event occurs that results in holders of parity securities having voting rights to elect (voting together with the Holders of Convertible Preferred Stock) at least two directors to the Board of Directors, the Holders of Convertible Preferred Stock shall vote together with the holders of such parity securities to elect such new directors, and upon the election of the new directors the Previously-Elected Directors shall (unless such Previously-Elected Directors are elected as new directors) cease to serve on the Board of Directors.

                  (C) (1) So long as any shares of the Convertible Preferred Stock are outstanding, the Company will not authorize, create or increase the authorized amount of any class or series of senior securities without the affirmative vote or consent of Holders of at least 662/3% of the shares of Convertible Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting. However, without the consent of any Holder of Convertible Preferred Stock, the Company may create additional classes of stock, increase the authorized number of shares of Convertible Preferred Stock or issue a series of parity securities or junior securities.

                  (2) The Company may amend this Certificate of Designations with the consent of the Holders of a majority of the Convertible Preferred Stock then outstanding, including votes or consents obtained in connection with a tender offer or exchange offer for Convertible Preferred Stock, and, except as otherwise provided by applicable law, any past default or failure to comply with any provision of this Certificate of Designations may also be waived with the consent of such Holders. Notwithstanding the foregoing, however, without the consent of each Holder affected, an amendment or waiver may not (with respect to any shares of the Convertible Preferred Stock held by a non-consenting Holder) (a) alter the voting rights with respect to the Convertible Preferred Stock or reduce the number of shares of the Convertible Preferred Stock the Holders of which must consent to an amendment, supplement or waiver, (b) reduce the Liquidation Preference of any share of the Convertible Preferred Stock or adversely alter the provisions with respect to the redemption of Convertible Preferred Stock, (c) reduce the rate of or change the time for payment of dividends on any share of the Convertible Preferred Stock, (d) waive a default in the payment of dividends or liquidated damages, if any, on the Convertible Preferred Stock, (e) make any share of the Convertible Preferred Stock payable in money other than United States dollars, (f) make any change in the provisions of the Certificate of Designations relating to waivers of the rights of holders of the Convertible Preferred Stock to receive the liquidation, (g) preference, dividends or liquidated damages, if any, on the Convertible Preferred Stock, or
         (h) make any change in the foregoing amendment and waiver provisions.

                  Notwithstanding the foregoing, without the consent of any Holder of the Convertible Preferred Stock, the Company may, to the extent permitted by

         Delaware law, amend or supplement the Certificate of Designations to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the Convertible Preferred Stock in addition to or in place of certificated shares of the Convertible Preferred Stock or to make any change that would provide any additional rights or benefits to the Holders of the Convertible Preferred Stock or to make any change that the Board of Directors determines, in good faith, is not materially adverse to Holders of the Convertible Preferred Stock.

                  (3) Except as set forth in paragraph (f)(C)(1) or (2) above,
         (x) the creation, authorization or issuance of any shares of any junior securities or parity securities, including the designation of a series of Convertible Preferred Stock, or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Convertible Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Convertible Preferred Stock.

                  (D) In any case in which the Holders of Convertible Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Convertible Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of Convertible Preferred Stock held.

                  (E) Except as required by law, the Holders of the Convertible Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all the assets of the Company.

         (g) Conversion. The Convertible Preferred Stock will be convertible, at the option of the Holder and unless previously redeemed or repurchased, into the number of shares of Common Stock issuable upon conversion of one share of Convertible Preferred Stock, which will be determined by dividing the Liquidation Preference, plus all accrued and unpaid dividends thereon to the date of conversion, of such share of Convertible Preferred Stock as of such date by the Conversion Price (as defined herein) then in effect, which is referred to as the "conversion rate", subject to the adjustments described below. The right to convert a share of the Convertible Preferred Stock called for redemption or delivered for repurchase will terminate at the close of business on the redemption date, as defined below, for such Convertible Preferred Stock or at the time of repurchase, as the case may be.

                  (3) The price at which Common Stock shall be delivered upon conversion, herein called the "Conversion Price", shall be initially $[ ] per share of Common Stock. The Conversion Price shall be adjusted in certain instances as provided in paragraph (g)(D) and paragraph (g)(E).

                  (B) In order to exercise the conversion privilege provided for in paragraph (g)(A)(1), the Holder of any share of Convertible Preferred Stock to be converted shall surrender the certificate for such share of Convertible Preferred Stock, duly endorsed or assigned to the Company or in blank, at the office of the Transfer Agent or at any office or agency of the Company maintained for that purpose, accompanied by written notice to the Company in the form of Exhibit B that the Holder elects to convert such share of Convertible Preferred Stock or, if fewer than all the shares of Convertible Preferred Stock represented by a single share certificate are to be converted, the number of shares represented thereby to be converted. Such notice shall also contain the office or the address to which the Company should deliver shares of Common Stock issuable upon conversion (and any other payments or certificates related thereto). Upon any conversion of Convertible Preferred Stock pursuant to paragraph (g)(A)(2), the Company will promptly notify the Holders thereof and will deliver shares of Common Stock issuable upon such conversion to the office or address specified by such Holders.

                  Holders of shares of Convertible Preferred Stock at the close of business on a record date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and prior to such Dividend Payment Date. Shares of Convertible Preferred Stock surrendered for conversion during the period between the close of business on any record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Convertible Preferred Stock on a record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on or prior to such Dividend Payment Date (or where shares of Convertible Preferred Stock are automatically converted during such period) will receive the dividend payable by the Company on such shares of Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or the dividends on the shares of Common Stock issued upon such conversion.

                  Shares of Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day (x) of surrender of such shares of Convertible Preferred Stock for conversion in accordance with the foregoing provisions or (y) in the case of an automatic conversion, the Transfer Agent receives the appropriate notice from the Company, and at such time the rights of the Holders of such shares of Convertible Preferred Stock as Holders shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to such office or agency as the converting Holder shall have designated in its written notice to the Company a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in paragraph (g)(C) hereof.

                  In the case of any conversion of fewer than all the shares of Convertible Preferred Stock evidenced by a certificate, upon such conversion the Company shall execute and the Transfer Agent shall authenticate and deliver to the Holder thereof (at the address designated by such Holder), at the expense of the Company, a new certificate or certificates representing the number of unconverted shares of Convertible Preferred Stock.

                  (C) No fractional shares of Common Stock shall be issued upon the conversion of a share of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate shares of Convertible Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any share of Convertible Preferred Stock, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price (as defined in paragraph (g)(D)(7)) per share of Common Stock at the close of business on the Business Day prior to the day of conversion.

                  (D) The Conversion Price shall be adjusted from time to time by the Company as follows:

                  (1) If the Company shall hereafter pay a dividend or make a distribution in Common Stock to all holders of any outstanding class or series of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date (as defined in paragraph (g)(D)(7)) fixed for such determination and the denominator shall be the sum of such number of outstanding shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Record Date. If any dividend or distribution of the type described in this paragraph (g)(D)(1) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

                  (2) If the Company shall offer or issue rights or warrants to all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the Current Market Price (as defined in paragraph (g)(D)(7)) on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Record Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock subject to such rights or warrants would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date plus the total number of additional shares of Common Stock subject to such rights or warrants for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of stockholders entitled to purchase or receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, with the value of such consideration, if other than cash, to be determined by the Board of Directors.

                  (3) If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (4) If the Company shall, by dividend or otherwise, distribute to all holders of its shares of Common Stock shares of any class of Capital Stock of the Company (other than any dividends or distributions to which paragraph (g)(D)(1) applies) or evidences of its indebtedness, cash or other assets (including securities, but excluding any rights or warrants of a type referred to in paragraph (g)(D)(2) and excluding dividends and distributions paid exclusively in cash and excluding any Capital Stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which paragraph (g)(E) applies) (the foregoing hereinafter in this paragraph (g)(D)(4) called the "Distributed Securities"), then, in each such case, the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date (as defined in paragraph (g)(D)(7)) with respect to such distribution by a fraction of which the numerator shall be the Current Market Price (determined as provided in paragraph (g)(D)(7)) of the Common Stock on such date less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) on such date of the portion of the Distributed Securities so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the Record Date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this paragraph (g)(D)(4) by reference to the actual or when issued trading market for any securities comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price pursuant to paragraph (g)(D)(7) to the extent possible.

         Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company's Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Dilution Trigger Event"): (i) are deemed to be transferred with such Common Stock; (ii) are not exercisable; and
         (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this paragraph (g)(D)(4) (and no adjustment to the Conversion Price under this paragraph (g)(D)(4) shall be required) until the occurrence of the earliest Dilution Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment to the Conversion Price under this paragraph (g)(D)(4) shall be made; provided, however, that no such adjustment shall be made unless the rights or warrants issued are exercisable for shares of Common Stock or other securities with an exercise price per share less than the Current Market Price. If any such rights or warrants, including any such existing rights or warrants distributed prior to the date hereof, are subject to subsequent events, upon the occurrence of each of which such rights or warrants shall become exercisable to purchase different securities, evidences of indebtedness or other assets, then the occurrence of each such event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Dilution Trigger Event with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this paragraph (g)(D)(4) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Dilution Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

         Notwithstanding any other provision of this paragraph (g)(D)(4) to the contrary, Capital Stock, rights, warrants, evidences of indebtedness, other securities, cash or other assets (including any rights distributed pursuant to any shareholder rights plan) shall be deemed not to have been distributed for purposes of this paragraph (g)(D)(4) if the Company makes proper provision so that each holder of shares of Convertible Preferred Stock who converts a share of Convertible Preferred Stock (or any portion thereof) after the date fixed for determination of stockholders entitled to receive such distribution shall be entitled to receive upon such conversion, in addition to the Common Stock issuable upon such conversion, the amount and kind of such distributions that such holder would have been entitled to receive if such holder had, immediately prior to such determination date, converted such share of Convertible Preferred Stock into Common Stock.

         For purposes of this paragraph (g)(D)(4) and paragraphs (g)(D)(1) and
         (2), any dividend or distribution to which this paragraph (g)(D)(4) is applicable that also includes Common Stock, or rights or warrants to subscribe for or purchase Common Stock to which paragraph (g)(D)(2) applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, cash, assets, shares of Capital Stock, rights or warrants other than (A) such shares of Common Stock or (B) rights or warrants to which paragraph (g)(D)(2) applies (and any Conversion Price reduction required by this paragraph
         (g)(D)(4) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such Common Stock or such rights or warrants (and any further Conversion Price reduction required by paragraph (g)(D)(1) and (2) with respect to such dividend or distribution shall then be made), except that (x) the Record Date of such dividend or distribution shall be substituted as "the Record Date fixed for the determination of stockholders entitled to receive such dividend or other distribution", "Record Date fixed for such determination" and "Record Date" within the meaning of paragraph
         (g)(D)(1) and as "the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants", "the date fixed for the determination of the stockholders entitled to receive such rights or warrants" and "such Record Date" within the meaning of paragraph (g)(D)(2), and (y) any share of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of paragraph (g)(D)(1).

                  (5) If the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which paragraph (g)(E) applies or as part of a distribution referred to in paragraph
         (g)(D)(4)) in an aggregate amount that, combined together with (1) the aggregate amount of any other such distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this paragraph (g)(D)(5) has been made, and (2) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of consideration payable in respect of any tender offer by the Company or a Subsidiary of the Company for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to paragraph (g)(D)(4) has been made, exceeds the greater of (x) 10% of the product of the Current Market Price (determined as provided in paragraph (g)(D)(7)) on the Record Date with respect to such distribution times the number of shares of Common Stock outstanding on such date or (y) the amount paid on shares of Common Stock within the preceding 12-month period, to the extent such payments did not require an adjustment to the conversion rate, then, and in each such case, immediately after the close of business on such date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such Record Date by a fraction (i) the numerator of which shall be equal to the Current Market Price on the Record Date less an amount equal to the quotient of (x) the excess of such combined amount over the greater of (1) such 10% amount or (2) the amount paid on Common Stock within the preceding

         12-month period divided by (y) the number of shares of Common Stock outstanding on the Record Date and (ii) the denominator of which shall be equal to the Current Market Price on such Record Date; provided, however, that, if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Convertible Preferred Stock shall have the right to receive upon conversion of a share of Convertible Preferred Stock (or any portion thereof) the amount of cash such holder would have received had such holder converted such share of Convertible Preferred Stock (or portion thereof) immediately prior to such Record Date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

                  (6) If a tender or exchange offer made by the Company or any of its Subsidiaries for all or any portion of the Common Stock expires and such tender or exchange offer (as amended upon the expiration thereof) requires the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that, combined together with (i) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), as of the expiration of such tender offer, of consideration payable in respect of any other tender offers by the Company or any of its Subsidiaries for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this paragraph (g)(D)(6) has been made and
         (ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to paragraph (g)(D)(5) has been made, exceeds 10% of the product of the Current Market Price (determined as provided in paragraph (g)(D)(7)) as of the last time (the "Expiration Time") tenders could have been made pursuant to such tender offer (as it may be amended) times the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date of the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the number which equals (1) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") divided by (2) 10% of the Current

         Market Price (as determined in paragraph (g)(D)(7)) as of the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction (if any) to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer had not been made. If the application of this paragraph (g)(D)(6) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this paragraph (g)(D)(6).

                  (7) For purposes of this paragraph (g), the following terms shall have the meaning indicated:

         "closing price" with respect to any securities on any day means the last sale price on such day or, if no such sale takes place on such day, the average of the reported high bid and low ask prices on such day, in each case on the NNM or the New York Stock Exchange, as applicable, or, if such security is not listed or admitted to trading on such national market or exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the high bid and low ask prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated or a similar generally accepted reporting service, or, if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors.

         "Current Market Price" means the average over the 10 trading days ending on the date immediately preceding the date of such determination of the last reported sale price, or, if no such sale takes place on any such day, the closing bid price, in either case as reported for consolidated transactions on the principal national securities exchange (including the NNM) on which the Common Stock is listed or admitted for trading; provided, however, that if any event (other than a change of control) that results in an adjustment of the conversion rate occurs during the period beginning on the first day of such 10-day period and ending on the date immediately preceding the date of determination, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted as necessary to reflect the occurrence of such event.

         "fair market value" shall mean the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

         "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

                  (8) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this paragraph (g)(D)(8) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (g)(D) shall be made by the Company and shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the Common Stock.

                  (9) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly file with the Transfer Agent an Officers' Certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of Convertible Preferred Stock at such holder's last address appearing on the register of holders maintained for that purpose within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

                  (10) In any case in which this paragraph (g)(D) provides that an adjustment shall become effective immediately after a Record Date for an event, the Company may defer until the occurrence of such event issuing to the holder of any share of Convertible Preferred Stock converted after such Record Date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

                  (11) For purposes of this paragraph (g)(D), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Stock. The Company shall not pay any dividend or make any distribution on Common Stock held in the treasury of the Company.

                  (E) In case of any consolidation of the Company with, or merger of the Company into, any other corporation, or in case of any merger of another corporation into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), or in case of any conveyance or transfer of the properties and assets of the Company substantially as an entirety, the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter, during the period such Convertible Preferred Stock shall be convertible as specified in paragraph (g)(A), to convert such share of Convertible Preferred Stock only (subject to paragraph (e)(ii)(F) in the case of a Common Stock Change in Control) into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number of shares of Common Stock of the Company into which such share of Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such holder of Common Stock of the Company failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer (provided that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer is not the same for each share of Common Stock of the Company in respect of which such rights of election shall not have been exercised ("nonelecting share"), then for the purpose of this paragraph (g)(E) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by each nonelecting share of Common Stock shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). In the event that the consideration received in such consolidation, merger, conveyance or transfer is securities, and such securities received are convertible or exchangeable, such securities shall provide for adjustments which, for events subsequent to the effective date of the triggering event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph (g)(E). The above provisions of this Section shall similarly apply to successive consolidations, mergers, conveyances or transfers.

                  (F)  In case:

                  (1) the Company shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its earned surplus; or

                  (2) the Company shall authorize the granting to all holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights; or

                  (3) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all the assets of the Company; or

                  (4) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed with the Transfer Agent and at each office or agency maintained for the purpose of conversion of the Convertible Preferred Stock, and shall cause to be mailed to all holders at their last addresses as they shall appear in the Convertible Preferred Stock Register, at least 20 days (or 10 days in any case specified in clause (1) or (2) above) prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give the notice requested by this Section or any defect therein shall not affect the legality or validity of any dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

                  (G) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock (or out of its authorized shares of Common Stock held in the treasury of the Company), for the purpose of effecting the conversion of the Convertible Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Convertible Preferred Stock.

                  (H) The Company will pay any and all document, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of Common Stock on conversion of the Convertible Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share of Convertible Preferred Stock or the shares of Convertible Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

                  (I)  Reserved.

                  (J) If, as a result of the operation of this paragraph (g), the cumulative number of shares of Common Stock issued or issuable upon conversion of the Convertible Preferred Stock, after giving effect to the adjustments described in this paragraph (g) and all prior conversions of Convertible Preferred Stock, would exceed a number (the "Threshold Number") equal to [19.99]% of the outstanding shares of Common Stock as of the Issue Date, then until and unless the Company obtains the approval of its Common Stockholders for the issuance of any shares of Common Stock in excess of the Threshold Number, the Conversion Price shall be adjusted pursuant to this paragraph (g) to that price that would entitle the holders of Convertible Preferred Stock to receive in the aggregate, upon conversion of all the Convertible Preferred Stock (including all prior conversions of Convertible Preferred Stock), no more than the Threshold Number of shares of Common Stock. If, as a result of the operation of the preceding sentence, the adjustments required by operation of paragraph (g) in the Conversion Price is limited because appropriate stockholder approval has not been obtained, the Company agrees for the benefit of the Holders of Convertible Preferred Stock to seek, as promptly as reasonably practicable, the requisite approval of its Common Stockholders for the full adjustment of the Conversion Price as required by operation of paragraph (g) (without giving effect to the preceding sentence) and the

Company shall not be required to issue securities in excess of the Threshold Number until such stockholder approval is obtained.

         (h) Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall not be reissued as shares of Convertible Preferred Stock and shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that so long as any shares of Convertible Preferred Stock are outstanding, any issuance of such shares must be in compliance with the terms hereof. Upon any such reacquisitions, the number of shares of Convertible Preferred Stock authorized pursuant to this Certificate of Designations shall be reduced by the number of shares so reacquired.

         (i) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         (j) Limitation on Mergers and Asset Sales. The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person unless: (1) the successor, transferee or lessee (if not the Company) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and the Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Convertible Preferred Stock had immediately prior to such transaction; and (2) the Company delivers to the Transfer Agent an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer does not conflict with the Certificate of Designations. The successor, transferee or lessee will be the successor company.

         (k)  Reserved.

         (l) Reports. So long as any shares of the Convertible Preferred Stock are outstanding, the Company will furnish to the holders of the Convertible Preferred Stock

                  - all quarterly and annual financial information that would be required to be contained in a fling with the SEC on Forms 10-Q and 10-K and, with respect to the annual information only, a report thereon by our certified independent accountants, and

                  - all information that would be required to be contained in a current report on Form 8-K.

                  In the event we have filed any of these reports with the SEC, we will only furnish the report to holders who request a copy of the report. Unless prohibited by the SEC, we will make our reports publicly available.

         (m) Payment for Consents. The Company may not pay, whether by way of dividend or other distribution, fee or otherwise, to any holder of shares of the Convertible Preferred Stock (and the corresponding depositary shares) for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Certificate of Designations or the Convertible Preferred Stock unless such consideration is offered to be paid and is paid to all Convertible Preferred Stock that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         (n) Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, without the affirmative vote or consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate, unless

                  - the transaction is on terms that no less favorable to us than those that would have been obtained in a comparable transaction with an unrelated third party, and

                  - the transaction has been approved by a majority of the members of the board of directors that are disinterested with the transaction.

                  The provisions of the foregoing paragraph shall not prohibit:

                  - any issuance of securities, or other payments, pursuant to employment arrangements and stock plans,

                  - the grant of stock options or similar rights to any employees and directors under our stock plans,

                  -        any employment or consulting agreement,

                  - the payment of reasonable fees to our directors who are not our employees,

                  -        any transaction with one of our Subsidiaries, or

                  - the grant of registration rights with respect to securities of the Company.

The provisions of the foregoing paragraph shall also not apply to any affiliate transaction publicly disclosed prior to [ ], 2000 in a filing by the Company with the SEC or in the prospectus dated [ ], 2000.

         (o) Certain Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (and (1) terms defined in the singular have comparable meanings when used in the plural and vice versa,
(2) "including" means including without limitation, (3) "or" is not exclusive and (4) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles as in effect on the Issue Date and all accounting calculations will be determined in accordance with such principles), unless the content otherwise requires:

                  "affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control", including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with", as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

                  "Business Day" means each day which is not a Legal Holiday.

                  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Issue Date, including all Common Stock and Preferred Stock.

                  "Common Stock" means the Company's common stock, par value $0.01 per share.

                  "Continuing Directors" means, as of any date of determination, individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved).

                  "Dividend Period" means each period between two consecutive Dividend Payment Dates and the period from the Issue Date to the first Dividend Payment Date.

                  "DTC" means The Depository Trust Company.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Existing Credit Facility" means the Loan and Security Agreement dated October 7, 1998 by and between Network Plus, Inc., as Borrower, Goldman Sachs Credit Partners L.P. and Fleet National Bank as Lenders, Fleet National Bank as Agent and Goldman Sachs Credit Partners L.P. as Syndication and Arrangement Agent, as amended from time to time.

                  "Hale Family" means collectively Robert T. Hale, Robert T. Hale, Jr. and members of their immediate families, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of the Company's Capital Stock beneficially owned by any of the foregoing have been transferred.

                  "Holders" means the registered holders from time to time of the Convertible Preferred Stock.

                  "Issue Date" means the date on which the Convertible Preferred Stock is initially issued.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

                  "NNM" means The Nasdaq National Market.

                  "Officer" means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

                  "Officers' Certificate" means a certificate signed by two Officers.

                  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

                  "person" or "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the Issue Date, including all series and classes of such preferred or preference stock.

                  "SEC" or "Commission" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933.

                  "Senior Secured Credit Facilities" means the Company's proposed senior secured credit facility to be provided and syndicated by Goldman Sachs Credit Partners L.P. which is described in the Company Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (File No. 333-32040), as in effect from time to time.

                  "Subsidiary" means with respect to any Person any corporation, association or other business entity of which Voting Stock representing more than 50% of the voting power of shares of outstanding Voting Stock is owned, directly or indirectly, by such Person, or one or more other Subsidiaries of such Person.

                  "Transfer Agent" means the Transfer Agent for the Convertible Preferred Stock appointed by the Company, which initially shall be American Stock Transfer & Trust Company.

                  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

                  IN WITNESS WHEREOF, said Network Plus Corp., has caused this Certificate of Designations to be signed by [ ], its [ ], this [ ] day of [ ], 2000.


                                              NETWORK PLUS CORP.,

                                              by_______________________________
                                                Name:
                                                Title:

                                                                       EXHIBIT B


                              NOTICE OF CONVERSION


                    (To be Executed by the Registered Holder
              in order to Convert the Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the "Conversion") shares of [ ]% Series A Cumulative Convertible Preferred Stock (the "Convertible
Preferred Stock"), represented by stock certificate No(s).        (the
"Convertible Preferred Stock Certificates") into shares of common stock ("Common Stock") of Network Plus Corp. (the "Company") according to the conditions of the Certificate of Designations, Preferences and Rights of the Convertible Preferred Stock (the "Certificate of Designations"), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Convertible Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Convertible Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the "Act"), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

                           Date of Conversion:__________________________________

                           Applicable Conversion Price:_________________________

                           Number of shares of Convertible
                           Preferred Stock to be Converted:_____________________

                           Number of shares of
                           Common Stock to be Issued:___________________________

                           Signature:___________________________________________

                           Name:________________________________________________

                           Address:**___________________________________________

                           Fax No.:_____________________________________________

*The Company is not required to issue shares of Common Stock until the original Convertible Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent. The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of the original Convertible Preferred Stock Certificate(s) to be converted.

**Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.